                                                                       EXHIBIT 7


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                      GENZYME TRANSGENICS CORPORATION

                                      AND

                              GENZYME CORPORATION

                         Dated as of November 12, 1999

                              -------------------

                   PURCHASE OF SERIES B CONVERTIBLE PREFERRED
                    STOCK OF GENZYME TRANSGENICS CORPORATION

                               TABLE OF CONTENTS


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ARTICLE 1

     1.1  Definitions ............................................................................................. 1

ARTICLE 2      SALE OF SERIES B CONVERTIBLE PREFERRED STOCK; CLOSING .............................................. 3

     2.1  Sale of Series B Convertible Preferred Stock ............................................................ 3
     2.2  Use of Proceeds ......................................................................................... 3
     2.3  Closing ................................................................................................. 3
     2.4  Delivery Upon Signing of this Agreement ................................................................. 3
     2.5  Delivery at Closing ..................................................................................... 3
     2.6  Delivery on July 1, 2000 ................................................................................ 4

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...................................................... 4

     3.1  Organization; Standing, etc ............................................................................. 4
     3.2  Authorization and Issuance of Series B Preferred Stock and Warrants ..................................... 4
     3.3  Authorization and Binding Effect ........................................................................ 5
     3.4  Conflict with Laws and Other Instruments ................................................................ 5
     3.5  Investment Company Act .................................................................................. 6
     3.6  Brokers; Expenses ....................................................................................... 6
     3.7  Capitalization .......................................................................................... 6
     3.8  SEC Reports ............................................................................................. 6
     3.9  Financial Statements .................................................................................... 7
     3.10 No Material Adverse Effect .............................................................................. 7
     3.11 Anti-Takeover Laws ...................................................................................... 7

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF PURCHASER ........................................................ 7

     4.1  Authorization ........................................................................................... 7
     4.2  Investment .............................................................................................. 7
     4.3  Sophistication; Etc ..................................................................................... 7
     4.4  Restricted Securities ................................................................................... 8
     4.5  Organization and Authority .............................................................................. 8
     4.6  No Conflict ............................................................................................. 8
     4.7  Brokers; Expenses ....................................................................................... 8
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                               TABLE OF CONTENTS
                                   (continued)

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     4.8  Knowledge, etc .......................................................................................... 8

ARTICLE 5      CONDITIONS TO PURCHASER'S OBLIGATIONS .............................................................. 9

     5.1  Conditions to Closing ................................................................................... 9
          5.1.1  Redemption ....................................................................................... 9
          5.1.2  Proceedings Satisfactory ......................................................................... 9
          5.1.3  Closing Documents ................................................................................ 9
          5.1.4  Bring-down of Representations and Warranties ..................................................... 9
          5.1.5  Bank Consent and Amendment ....................................................................... 9
          5.1.6  No Legal Proceedings ............................................................................ 10

ARTICLE 6      CONDITIONS TO THE COMPANY'S OBLIGATIONS ........................................................... 10

     6.1  Conditions to Closing .................................................................................. 10
          6.1.1  Payment of Purchase Price ....................................................................... 10
          6.1.2  Closing Documents ............................................................................... 10
          6.1.3  No Legal Proceedings ............................................................................ 10

ARTICLE 7      COVENANTS BY THE COMPANY .......................................................................... 10

     7.1  No Impairment .......................................................................................... 10
     7.2  Reservation of Common Stock and Other Securities ....................................................... 10

ARTICLE 8      REGISTRATION RIGHTS ............................................................................... 11

     8.1  Registration Rights .................................................................................... 11

ARTICLE 9      TERMINATION AND SURVIVAL .......................................................................... 11

     9.1  Termination for Failure to Close ....................................................................... 11
     9.2  Survival of Representation and Warranties .............................................................. 11
     9.3  Termination of Purchase Obligation ..................................................................... 11
     10.1 Expenses ............................................................................................... 12
     10.2 Entire Agreement; Successors and Assigns ............................................................... 12
     10.3 Governing Law .......................................................................................... 12
     10.4 Consent to Jurisdiction ................................................................................ 12
     10.5 Counterparts ........................................................................................... 12
     10.6 Notices ................................................................................................ 12
     10.7 Amendments and Waivers ................................................................................. 14
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                               TABLE OF CONTENTS
                                   (continued)

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     10.8  Severability .......................................................................................... 14
     10.9  Attorneys' Fees ....................................................................................... 14
     10.10 Public Disclosure ..................................................................................... 14
     10.11 No Third Party Beneficiaries .......................................................................... 14
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                                     -iii-
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                                    EXHIBITS

Exhibit A           Charter Amendments
Exhibit B           Execution Warrant
Exhibit C           Closing Warrant
Exhibit D           Additional Warrant

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of November 12, 1999 between Genzyme Transgenics Corporation, a Massachusetts corporation (the "COMPANY") and Genzyme Corporation, a Massachusetts corporation ("PURCHASER").

                                   WITNESSETH:

     WHEREAS, Purchaser desires to contribute up to $12.5 million in capital to the Company in exchange for the issuance to Purchaser of up to 12,500 shares of Series B Convertible Preferred Stock and certain warrants to purchase additional shares of Common Stock (as hereinafter defined) and the Company desires to sell to Purchaser such shares of Series B Convertible Preferred Stock (as hereinafter defined) and issue such warrants on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

     1.1  DEFINITIONS. For purposes of this Agreement:

          "ACT" means the Securities Act of 1933, as amended.

          "ADDITIONAL WARRANT" means a warrant to purchase up to 55,833 shares of Common Stock substantially in the form attached hereto as EXHIBIT D.

          "AFFILIATE" with respect to any Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "ARTICLES OF ORGANIZATION" means the Articles of Organization of the Company including the Charter Amendments.

          "BUSINESS DAY" means any day other than a Saturday, Sunday, national or state holiday or other day on which commercial banks in New York are authorized or required by law to close.

          "CHARTER AMENDMENTS" means the proposed amendments to the Articles of Organization of the Company attached hereto a Exhibit A.

          "CLOSING" means the closing of the purchase and sale of the Series B Convertible Preferred Stock.

          "CLOSING DATE" means such date upon which all of the conditions to closing set forth in Article V of this Agreement have been fulfilled or waived.

          "CLOSING WARRANT" means a warrant to purchase up to 55,833 shares of Common Stock substantially in the form attached hereto in Exhibit C.

          "CODE" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

          "COMMON STOCK" means the Common Stock, par value $0.01 per share, of the Company.

          "EXECUTION DATE" means such date upon which this Stock Purchase Agreement is executed.

          "EXECUTION WARRANT" means a warrant to purchase 55,833 shares of Common Stock substantially in the form attached hereto as Exhibit B.

          "MATERIAL ADVERSE EFFECT" shall mean any event or occurrence which is reasonably likely to materially adversely affect (i) the business, properties, results of operations or financial condition of the Company or (ii) the ability of the Company to perform its obligations under this Agreement.

          "NOTICE OF REDEMPTION" shall mean that certain Notice of Redemption to the Holders of Genzyme Transgenics Corporation Series A Convertible Preferred Stock issued by the Company on November 12, 1999.

          "PERSON" means any natural person, firm, partnership, association, corporation, company, business, governmental agency or authority or other entity.

          "REPRESENTATIVE" means any officer, director, partner, stockholder, principal, attorney, agent, employee or other representative of any Person.

          "SERIES A CONVERTIBLE PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $.01 per share, of the Company.

          "SERIES B CONVERTIBLE PREFERRED STOCK" means the Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

          "WARRANTS" shall mean the Additional Warrant, the Closing Warrant and the Execution Warrant, collectively.

                                   ARTICLE 2

              SALE OF SERIES B CONVERTIBLE PREFERRED STOCK; CLOSING

     2.1 SALE OF SERIES B CONVERTIBLE PREFERRED STOCK. Upon the terms and subject to the conditions contained in this Agreement and in reliance on the representations and warranties of Purchaser set forth herein, on the Closing Date the Company hereby agrees to issue and to sell to Purchaser, and Purchaser agrees to purchase from the Company up to 12,500 shares of Series B Convertible Preferred Stock at a purchase price of $1,000.00 per share. The Series B Convertible Preferred Stock will have the rights, powers, preferences and other features set forth in the Articles of Organization.

     2.2 USE OF PROCEEDS. The Company shall use the proceeds of any sale of shares of the Series B Convertible Preferred Stock (i) to fund the redemption of the outstanding shares of Series A Convertible Preferred Stock in accordance with the terms and conditions (including, without limitation, the applicable redemption price) set forth in the Notice of Redemption and (ii) for such other purposes as Purchaser consents to in writing.

     2.3 CLOSING. The Closing will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, at 10:00 a.m. on the Closing Date.

     2.4 DELIVERY UPON SIGNING OF THIS AGREEMENT. Concurrently with the execution and delivery of this Agreement, the Company shall execute and deliver to Purchaser the Execution Warrant.

     2.5 DELIVERY AT CLOSING. To effect the purchase and sale of Series B Convertible Preferred Stock pursuant to this Agreement and the delivery of the consideration for such purchase and sale, the parties to this Agreement will, on the Closing Date, deliver the following:

          2.5.1 The Company will deliver to Purchaser:

               (i) one or more stock certificates representing the appropriate number of shares of Series B Convertible Preferred Stock, registered in the names Purchaser shall specify;

               (ii)  the Closing Warrant;

               (iii) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed on behalf of the Company (a) certifying as to the fulfillment of the conditions set forth in
Article 5 hereof applicable to such Closing and (b) certifying as to the amounts payable to fund the redemption of the outstanding shares of Series A Convertible Preferred Stock in accordance with the Notice of Redemption;

               (iv) a certificate of the Secretary of the Company, certifying as to the adoption by the Board of Directors of the Company, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser;

               (v) a cross-receipt for the purchase price paid for the shares purchased at the Closing;

               (vi) a certificate of good standing with respect to the Company issued by the Secretary of the Commonwealth of Massachusetts dated as of a date not more than five (5) Business Days prior to the Closing Date; and

               (vii) an opinion of Goodwin, Procter & Hoar LLP, counsel to the Company addressed to the Purchaser, dated the Closing Date, and in form and substance reasonably satisfactory to Purchaser.

          2.5.2 Purchaser will deliver to the Company:

               (i) payment of the aggregate purchase price for the Series B Convertible Preferred Stock to be purchased by Purchaser at the Closing by wire transfer of immediately available funds to an account designated by the Company; and

               (ii) a cross-receipt for the stock certificate(s) for the shares purchased at the Closing.

     2.6 DELIVERY ON JULY 1, 2000. In connection with the transactions contemplated hereby, in the event that the Company has not redeemed all of the issued and outstanding shares of Series B Convertible Preferred Stock on or prior to July 1, 2000, (the "Additional Warrant Date") the Company will deliver the Additional Warrant to the Purchaser as of the date which is one Business Day after the Additional Warrant Date.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants as of the date hereof to Purchaser as follows:

     3.1 ORGANIZATION; STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

     3.2 AUTHORIZATION AND ISSUANCE OF SERIES B PREFERRED STOCK AND WARRANTS. The issuance of the shares of Series B Convertible Preferred Stock under this Agreement has been duly authorized and, upon delivery of certificates thereof and against payment in accordance with the terms hereof, such shares of Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable, free and clear of all pledges, liens and encumbrances and, assuming the accuracy of Purchaser's representations in Sections 4.2, 4.3 and 4.8 hereof, the issuance of shares of Series B Convertible Preferred Stock contemplated by this Agreement will be exempt from the registration requirements under the Act.

     The Company has taken all necessary corporate action to authorize the issuance, sale, and delivery of the Warrants in accordance with this Agreement and to reserve for issuance and delivery (i) the shares of Common Stock issuable upon the exercise of the Warrants and (ii) the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock. Assuming the accuracy of Purchaser's representations in Sections 4.2, 4.3 and 4.8 hereof, the issuance of the Warrants contemplated by this Agreement will be exempt from the registration requirements under the Act. The shares of Common Stock issuable upon exercise of the Warrants have been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of such Warrants, including the payment of the exercise price, shall be duly and validly issued, fully paid and non-assessable and, assuming the accuracy of Purchaser's representations in Sections 4.2, 4.3 and 4.8 hereof, the issuance of such shares of Common Stock will be exempt from the registration requirements under the Act. The Common Stock issuable upon conversion of the Series B Convertible Preferred Stock have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Organization, shall be duly and validly issued, fully paid, and nonassessable and, assuming the accuracy of Purchaser's representations in Sections 4.2, 4.3 and 4.8 hereof, the issuance of shares of Common Stock upon conversion of the Series B Convertible Preferred Stock will be exempt from the registration requirements under the Act.

     3.3 AUTHORIZATION AND BINDING EFFECT. The Company has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Execution Warrant. The execution and delivery of this Agreement and the Execution Warrant by the Company and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on behalf of the Company, and this Agreement and the Execution Warrant constitute a legal, valid and binding agreements of the Company, each enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless whether enforcement is sought in a proceeding at law or in equity.

     3.4 CONFLICT WITH LAWS AND OTHER INSTRUMENTS. The execution and delivery of this Agreement and the Execution Warrant, the consummation of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder will not conflict with or result in the violation of or default under any provision of the Company's Articles of Organization or By-laws, any agreement or instrument to which either the Company is a party or by which it or any of its properties is bound, or any license, permit, franchise, judgment, order, writ, decree, statute, rule or regulation applicable to the Company or its business or properties. No consent, approval, authorization or order of any court or governmental agency is required in connection with the consummation of the transactions contemplated by this Agreement.

     3.5 INVESTMENT COMPANY ACT. The Company is not required to register as an "investment company" under the Investment Company Act of 1940, as amended.

     3.6 BROKERS; EXPENSES. The Company represents and warrants that it has not utilized the services of any broker or finder in connection with the transactions contemplated hereby and no person is entitled to a fee or commission in connection therewith.

     3.7  CAPITALIZATION.

          3.7.1 The authorized capital of the Company consists of 45,000,000 shares of capital stock, consisting of 40,000,000 shares of Common Stock, of which there are 20,830,430 shares issued and outstanding as of November 5, 1999, 3,050,298 shares reserved for issuance (net of exercises) upon the exercise of certain options issued pursuant to the Company's 1993 Incentive Plan and, 97,728 shares reserved for issuance (net of exercises) pursuant to the Company's 1993 Employee Stock Purchase Plan, 200,000 shares reserved for issuance pursuant to the 1993 Director Stock Option Plan, and 911,000 shares reserved for issuance upon the exercise of certain outstanding warrants to purchase Common Stock and
(2) 5,000,000 shares of preferred stock, per value $.01 per share ("Preferred Stock"), 20,000 of which have been designated as Series A Convertible Preferred Stock, 11,000 of which were issued and outstanding on November 1, 1999 and 12,500 of which have been designated as Series B Convertible Preferred Stock, none of which were issued and outstanding prior to the Closing; and all shares of Common Stock and Preferred Stock have the rights, privileges, restrictions and conditions specified in the Articles of Organization.

          3.7.2 All of the issued and outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized for issuance and upon the consummation of the transactions contemplated hereby are validly issued, fully paid and non-assessable.

     3.8 SEC REPORTS. The Company has timely filed with the U.S. Securities and Exchange Commission (the "SEC") under the Exchange Act all documents required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1997. Prior to the Closing Date, the Company shall have previously delivered to Purchaser (a) each Annual Report on Form 10-K of the Company filed with the SEC since December 31, 1998 (the Annual Report on Form 10-K most recently filed prior to a given Closing Date is referred to herein as the "Company 10-K" relating to the Closing Date), (b) all proxy statements relating to the Company's meetings of stockholders held since December 31, 1998 and (c) all other documents filed by the Company with the SEC since December 31, 1998, in each case as filed with the SEC (collectively, the "Company SEC Reports"). As of their respective dates, such documents complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.9 FINANCIAL STATEMENTS. The financial statements (the "Financial Statements") contained in the Company 10-K and each of the Company's Quarterly Reports on Form 10-Q for each quarter ended after the end of the most recent fiscal year covered by the Company 10-K (the "Company 10-Qs") have been prepared from, and are in accordance with, the books and records of the Company and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject, in the case of the unaudited Financial Statements included in the Company 10-Qs, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

     3.10 NO MATERIAL ADVERSE EFFECT. Since June 30, 1999, except as disclosed in the Company SEC Reports or as set forth on Schedule 3.10 attached hereto, there has occurred no event which has had or could reasonably be expected to have a Material Adverse Effect.

     3.11 ANTI-TAKEOVER LAWS. The Company has taken all action necessary such that no "fair price," "control share acquisition," "business combination," "anti-takeover" or similar statute (including, without limitation Chapters 110D or 110F of the General Laws of the Commonwealth of Massachusetts) will apply to
(i) the execution or delivery of this Agreement, (ii) the purchase of the shares at the Closing, (iii) the exercise by Purchaser of the Warrants or (iii) the consummation of the transactions contemplated hereby.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

     4.1 AUTHORIZATION. All requisite action on the part of Purchaser necessary for authorization, execution, delivery and performance of all obligations under this have been taken, and this Agreement has been duly executed and delivered by Purchaser and constitutes a legally binding and valid obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     4.2 INVESTMENT. Purchaser is acquiring the Series B Convertible Preferred Stock for Purchaser's own account and not with a view to or for sale in connection with any distribution thereof in violation of applicable law, rule or regulation. Purchaser understands that it must bear the economic risk of the investment for an indefinite period of time because the Series B Convertible Preferred Stock has not been registered under the Act or qualified under the securities laws of any other jurisdiction. Purchaser has not been organized for the purpose of acquiring the Series B Convertible Preferred Stock.

     4.3 SOPHISTICATION; ETC. Purchaser is an "accredited investor" within the meaning of Rule 501(a) promulgated pursuant to the Act, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Series B Convertible Preferred Stock.


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


     4.4  RESTRICTED SECURITIES.

          4.4.1 Purchaser understands that the Series B Convertible Preferred Stock is characterized as "restricted securities" under the Act and that, under the Act and applicable regulations, such securities may not be resold, pledged or otherwise transferred without registration under the Act or pursuant to an exemption from registration.

          4.4.2 Purchaser understands that (i) the registrar or transfer agent for the Series B Convertible Preferred Stock will not be required to accept for registration or transfer any Securities except upon presentation of evidence satisfactory to the Company that the restrictions on transfer under the Act have been complied with and (ii) any Series B Convertible Preferred Stock in the form of definitive physical certificates will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) UPON FIRST FURNISHING TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER IS NOT IN VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE ACT OR ANY STATE SECURITIES LAW.

     4.5 ORGANIZATION AND AUTHORITY. Purchaser: (i) is a corporation duly organized, validly existing and in good standing in the Commonwealth of Massachusetts; and (ii) has the corporate power and authority to own and hold the Series B Convertible Preferred Stock.

     4.6 NO CONFLICT. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a breach of, a default under, or an event that with or without the passage of time or the giving of notice (or both) would become a default under, any term or provision of: (a) the partnership agreement, charter or organizational agreement, as applicable, pursuant to which Purchaser was organized or is operating; (b) any contract, encumbrance, consent, or authorization to which Purchaser is a party or any contract, agreement, obligation, lease, note, loan, evidence of indebtedness or similar document or instrument to which Purchaser is a party; or
(c) any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award.

     4.7 BROKERS; EXPENSES. The Purchaser represents and warrants that it has not utilized the services of any broker or finder in connection with the transactions contemplated hereby and no person is entitled to any fee or commission in connection therewith.

     4.8 KNOWLEDGE, ETC. The Purchaser acknowledges that it has received and reviewed the Company's Annual Report and Form 10-K for the Company's fiscal year ended December 31, 1998, and its Quarterly Reports on Form 10-Q for the three and six month periods ended March 31, 1999 and June 30, 1999, respectively. Purchaser represents that its knowledge and experience in financial and business matters are such that Investor is capable of evaluating the merits and risks of its investment in the Series B Convertible Preferred Stock, and has made its own independent valuation with respect to the value of the Series B Convertible Preferred Stock.

Purchaser is not relying on any representations, warranties, or statements, express or implied, of the Company or any of its respective Affiliates, directors, officers, employees, agents or representatives, except those expressly set forth in Article III of this Agreement. Purchaser and Purchaser's representatives, including Purchaser's financial, tax, legal and other advisers, have carefully reviewed all documents furnished to them in connection with Purchaser's investment in the Series B Convertible Preferred Stock, and Purchaser understands and has taken cognizance of all the risk factors related to such investment. Purchaser and Purchaser's representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Series B Convertible Preferred Stock hereunder and the assets, business and prospects of the Company and to obtain any additional information which Purchaser or Purchaser's representatives deem necessary to verify the accuracy of the information that has been provided to Purchaser in order for Purchaser to evaluate the merits and risk of its investment in the Series B Convertible Preferred Stock.

                                   ARTICLE 5

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     5.1 CONDITIONS TO CLOSING. The obligations of Purchaser under Section 2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Purchaser.

          5.1.1 REDEMPTION. The Company shall have taken all steps necessary to consummate the transactions contemplated by the Notice of Redemption upon the terms and conditions described therein.

          5.1.2 PROCEEDINGS SATISFACTORY. All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions will be reasonably satisfactory to Purchaser.

          5.1.3 CLOSING DOCUMENTS. Purchaser and its counsel will have received from the Company the documents required to be delivered to Purchaser pursuant to
Section 2.5.1 hereof.

          5.1.4 BRING-DOWN OF REPRESENTATIONS AND WARRANTIES. (i) All representations and warranties of the Company shall be true and correct in all material respects at and as of the Closing Date, except to the extent expressly made as of an earlier date; and (ii) the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

          5.1.5 BANK CONSENT AND AMENDMENT. The Company shall have obtained from its lender, Fleet National Bank, (i) a waiver to Section 6.6 of the Company's Credit Agreement dated as of December 28, 1998 (the "Credit Agreement") permitting the redemption by the

Company of its Series A Convertible Preferred Stock by payment to the holders of such Series A Convertible Preferred Stock of the redemption price for such stock plus all dividends accrued thereon in an aggregate amount not in excess of $12,650,000 and (ii) a binding commitment to amend Section 6.6 of the Credit Agreement to permit the redemption of the Company's Series B Convertible Preferred Stock by payment to the holders of such Series B Convertible Preferred Stock of the redemption price for such stock plus all dividends accrued thereon in an aggregate amount not in excess of $15,000,000.

          5.1.6 NO LEGAL PROCEEDINGS. No injunction, non-applicable court order or other action having the force of a court order shall be in effect which enjoins, prohibits or otherwise precludes the consummation of the transactions contemplated hereby.

                                   ARTICLE 6

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

     6.1 CONDITIONS TO CLOSING. The obligations of the Company under Section 2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the
Company:

          6.1.1 PAYMENT OF PURCHASE PRICE. Purchaser will have delivered the aggregate purchase price for the Series B Convertible Preferred Stock being purchased at the Closing.

          6.1.2 CLOSING DOCUMENTS. The Company will have received from Purchaser the documents required to be delivered to the Company pursuant to Section 2.5.2 hereof.

          6.1.3 NO LEGAL PROCEEDINGS. No injunction, non-applicable court order or other action having the force of a court order shall be in effect which enjoins, prohibits or otherwise precludes the consummation of the transactions contemplated hereby.

                                   ARTICLE 7

                            COVENANTS BY THE COMPANY

     7.1 NO IMPAIRMENT. The Company will not, by amendment of its Articles of Organization or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement.

     7.2 RESERVATION OF COMMON STOCK AND OTHER SECURITIES. The Company shall take all actions necessary or appropriate to ensure that at all times there shall be a sufficient number of authorized and unissued shares of Common Stock reserved and available for issuance to the

Purchaser upon the conversion of the Series B Convertible Preferred Stock and the exercise or conversion of the Warrants. If the Common Stock is reclassified into a different class or series of capital stock of the Company, then the Company shall take any and all actions necessary or appropriate to ensure that there shall be a sufficient number of authorized and unissued shares of such capital stock reserved and available for issuance to the Purchaser upon the conversion of the Series B Convertible Preferred Stock and the exercise or conversion of the Warrants.

                                   ARTICLE 8

                               REGISTRATION RIGHTS

     8.1 REGISTRATION RIGHTS. Purchaser and its successors and assigns shall be entitled, with respect to the shares of Common Stock issued or issuable (i) upon conversion of the shares of Series B Convertible Preferred Stock purchased hereunder or (ii) issuable upon the exercise or conversion of the Warrants, to the same registration rights as are applicable to the shares of Common Stock already held by Purchaser, which registration rights are set forth in Section 8 of the Series A Convertible Preferred Stock Purchase Agreement dated May 1, 1993 between the Company and Purchaser.

                                   ARTICLE 9

                            TERMINATION AND SURVIVAL

     9.1 TERMINATION FOR FAILURE TO CLOSE. If, for any reason, the Closing shall not have occurred on or before the date which is ten (10) Business Days after the Execution Date, then this agreement shall automatically terminate without any action by either party effective at 5:00 pm Boston time on such date; provided, however, that Purchaser shall have the right to retain the Execution Warrant in such event.

     9.2 SURVIVAL OF REPRESENTATION AND WARRANTIES. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto. The parties hereto agree that the agreements and covenants of each of the parties contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing hereunder.

     9.3 TERMINATION OF PURCHASE OBLIGATION. If, for any reason, Purchaser does not purchase the full amount of 12,500 shares of Series Convertible Preferred Stock which may be purchased by Purchaser at the Closing, then, notwithstanding anything to the contrary herein, Purchaser shall have no further obligation thereafter to purchase any shares of Series B Convertible Preferred Stock not purchased at the Closing.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 EXPENSES. Except to the extent expressly provided for in this Agreement and the Warrants each party shall bear its own costs and expenses in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Company will pay all reasonable expenses incurred by the Company and Purchaser in connection with documenting the transactions contemplated by this Agreement and the other documents contemplated by this transaction, including but not limited to the reasonable fees of Palmer & Dodge LLP.

     10.2 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement and the Closing Documents constitute the entire agreement among the parties hereto relative to the subject matter hereof. Any previous agreement between such parties related to such subject matter is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

     10.3 GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws rules thereof.

     10.4 CONSENT TO JURISDICTION. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the Commonwealth of Massachusetts, provided that Purchaser or the Company may bring any such action, suit or proceeding against any other party in any jurisdiction in which such holder is subject to personal jurisdiction. Each of the parties hereto by execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts in the Commonwealth of Massachusetts for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, (ii) consents to the service of process, and (iii) waives any other requirement (whether imposed by statute, rules of court or otherwise) with respect to personal jurisdiction or service of process. The provisions of this Section 10.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the Commonwealth of Massachusetts.

     10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     10.6 NOTICES. Prior to the Closing, and thereafter with respect to matters pertaining to this Agreement only, all notices and other communications provided for or permitted hereunder will be made by hand-delivery, United States mail (registered or certified, return receipt requested), telex, facsimile, overnight air courier guaranteeing next day delivery:

          (i)  if to Purchaser to:

               Genzyme Corporation
               One Kendall Square
               Cambridge, MA 02139
               Attention: Evan Lebson, Treasurer
               Telephone: (508) 270-2334
               Facsimile: (508) 872-0827

               with a copy to:

               Palmer & Dodge LLP
               One Beacon Street
               Boston, MA 02109
               Attention: Paul M. Kinsella, Esq.
               Telephone: (617) 573-0100
               Facsimile:  (617) 227-4420

          (ii) if to the Company to:

               Genzyme Transgenics Corporation
               175 Crossing Boulevard
               P.O. Box 9322
               Framingham, MA 01701
               Attention: John B. Green, Chief Financial Officer
               Telephone: (508) 270-2579
               Facsimile:  (508) 270-2303

               with copies to:

               Goodwin, Procter & Hoar LLP
               Exchange Place
               Boston, MA 02109
               Attention: Stuart M. Cable, P.C.
               Telephone: (617) 570-1322
               Facsimile:  (617) 523-1231

     All such notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the United States mail, postage prepaid, if mailed (registered or certified, return receipt requested); when answered back, if telexed; when receipt is acknowledged, if faxed and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in any case, to the parties at the addresses or facsimile numbers specified above, as any party may change its address and number by written notice to the other parties from time to time.

     10.7 AMENDMENTS AND WAIVERS. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that any such amendments, modifications or supplements are in writing and signed by: (i) Purchaser and (ii) the Company.

     10.8 SEVERABILITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under applicable law. If such construction or deletion substantially affects or alters the commercial basis of this Agreement, the parties shall negotiate in good faith to amend and modify the terms and provisions of this Agreement to give effect to the original intent of the parties.

     10.9 ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement or any Initial Closing Document, or where any provision hereof or thereof is validly asserted as a defense, the successful party will be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     10.10 PUBLIC DISCLOSURE. The Company covenants that it will not disclose Purchaser's identity as a investor in the Company in any public announcement, governmental filing or otherwise without Purchaser's prior written consent, unless such disclosure is required by law or compelled by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company will give written notice to Purchaser in good faith an opportunity to suggest modifications in the form and substance of such proposed disclosure.

     10.11 NO THIRD PARTY BENEFICIARIES. This Agreement is intended solely for the benefit of the parties hereto. Neither this Agreement nor any of the transactions contemplated hereby shall be deemed to create or enlarge any rights in any party not a party hereto.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the day and year first above written.

                                             GENZYME TRANSGENICS CORPORATION,
                                             a Massachusetts corporation


                                             By: /s/ John B. Green
                                                --------------------------------
                                                  Name:  John B. Green
                                                  Title: Vice President and
                                                         Chief Financial Officer

                                             GENZYME CORPORATION, a
                                             Massachusetts corporation


                                             By: /s/ Michael S. Wyzga
                                                 -------------------------------
                                                  Name:  Michael S. Wyzga
                                                  Title: Senior Vice President
                                                         and Chief Financial
                                                         Officer

                                  SCHEDULE 3.10

1.   Events or transactions related to the Notice of Redemption.
2.   Events or transactions related to this Stock Purchase Agreement.

                                    EXHIBIT A

                                VOTE OF DIRECTORS
                            ESTABLISHING A SERIES OF
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                         GENZYME TRANSGENICS CORPORATION


Pursuant to Section 26 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts:

     VOTED, that pursuant to authority conferred upon the Board of Directors by the Articles of Organization, as amended as of the date hereof of GENZYME TRANSGENICS CORPORATION ("GTC"), the Board of Directors hereby establishes and designates a series of Convertible Preferred Stock of GTC, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Articles of Organization, as follows (this document is referred to herein as the "Certificate of Designation"):

     1.   DESIGNATION

     The initial series of Convertible Preferred Stock shall be known as "Series B Convertible Preferred Stock." The number of authorized shares constituting such series shall be twelve thousand, five hundred (12,500).

     2.   RIGHTS

     (a) RIGHT TO CONVERT. Each holder (a "Holder") of shares of Series B Convertible Preferred Stock shall have the right, exercisable at any time, and from time to time from and after the date of execution of that certain Stock Purchase Agreement (the "Purchase Agreement"), dated November 12, 1999 (the "Pricing Date"), by and between GTC and Genzyme Corporation, a Massachusetts corporation ("Genzyme"), by written notice given to GTC, to convert all or a portion of the shares of Series B Convertible Preferred Stock into a number of shares of the common stock of GTC, par value $.01 per share (the "Common Stock"), determined by dividing the aggregate Liquidation Value (as defined below) of the shares of Series B Convertible Preferred Stock being converted by the Conversion Price (as defined below) then in effect; provided, that a majority of holders of Series B Convertible Preferred Stock may, pursuant to
Section 3(b) hereof upon the occurrence of certain events, also elect to have all or any portion of the shares of Series B Convertible Preferred Stock redeemed by GTC in consideration of the payment of the Redemption Amount calculated in accordance with Section 3(a) below. As used herein, "Conversion Price" means the Pricing Date Fair Market Value (as defined below), as such amount may be adjusted from time to time after the Pricing Date in accordance with Sections 2(h) and 2(i) below. "Pricing Date Fair Market Value" shall mean $6.30 which is the average of the closing price per share reported on the Nasdaq National

Market for Common Stock for the five (5) consecutive trading days immediately preceding the Pricing Date.

     (b)  MECHANICS OF CONVERSION AND RELATED MATTERS.

          (i) MECHANICS. To convert shares of Series B Convertible Preferred Stock, a Holder shall: (i) fax to GTC, confirming receipt (or otherwise deliver personally, by overnight courier of national reputation or by registered or certified mail, return receipt requested), a copy of the fully executed Notice of Conversion in the form agreed upon by GTC and Genzyme and (ii) surrender or cause to be surrendered to GTC (or satisfy the provisions of Section 6(c), if applicable) the certificates representing the shares of Series B Convertible Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter. The date the Holder faxes or otherwise delivers to the GTC a Notice of Conversion described in clause (i) in accordance herewith or such later date specified in the Notice of Conversion shall be the "Conversion Date."

          (ii) TIMING. No later than the third Business Day (as defined below) following the Conversion Date (the "Delivery Date"), provided that the GTC has received prior to such date the Preferred Stock Certificates (or the Holder has satisfied the provisions of Section 6(c), if applicable), GTC shall issue and deliver to the Holder (or to the Holder's designee) that number of shares of Common Stock issuable upon conversion of the number of shares of Series B Convertible Preferred Stock being converted. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on the Conversion Date, unless the Notice of Conversion is revoked as provided in Section 2(b)(iii) below. The Delivery Date shall be extended until the Business Day following the date of surrender to GTC of Preferred Stock Certificates to be converted or satisfaction of the provisions of Section 6(c), if applicable. For the purposes hereof, "Business Day" shall mean and include any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are permitted or required by law to be closed.

          (iii) CONTINUING RIGHTS. In addition to any other remedies which may be available to the Holder, in the event GTC fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the shares of Series B Convertible Preferred Stock by the Business Day following the Delivery Date, the Holder shall, unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying GTC, retain the rights of a Holder with respect to such unconverted shares of Series B Convertible Preferred Stock, and GTC shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by Holder, to the Holder, or, if shares of Series B Convertible Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series B Convertible Preferred Stock have not been converted.

          (iv) STAMP, DOCUMENTARY AND OTHER SIMILAR TAXES. GTC shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the shares of Series B Convertible Preferred Stock; provided that GTC will not be obligated to pay stamp, transfer or other taxes, resulting from the issuance of Common Stock to any person other than the registered holder of the Series B Convertible Preferred Stock.

          (v) NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the conversion of shares of Series B Convertible Preferred Stock, but GTC shall make a cash payment equal to such fraction multiplied by the per share face value in respect of any fractional share of Common Stock which would otherwise be issuable; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

          (vi) ELECTRONIC TRANSMISSION. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion, and provided GTC's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to GTC's transfer agent and upon the Holder's compliance with Section 2(b)(i) above, GTC shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. GTC shall within three (3) Business Days issue a new certificate representing the shares of Series B Convertible Preferred Stock not converted pursuant to any Notice of Conversion.

     (c) DIVIDENDS. Dividends shall accrue on each share of Series B Convertible Preferred Stock on a daily basis (calculated based on a 360-day year) at a rate of (i) eleven percent (11%) per annum from the Pricing Date until and including June 30, 2000 and (ii) twelve percent (12%) per annum from July 1, 2000 and thereafter, on the sum of the Liquidation Value (as defined below) of such shares of Series B Convertible Preferred Stock plus all accumulated and unpaid dividends thereupon from and including the Pricing Date to and including the date on which the Liquidation Value of such share (and all accumulated or accrued and unpaid dividends thereon) is paid in full or the date on which such share is converted into shares of Common Stock. For purposes of the foregoing, to the extent not paid on each June 30 and December 31 (beginning December 31, 1999) of each year on which shares of Series B Convertible Preferred Stock are outstanding, dividends that have accrued on each share of Series B Convertible Preferred Stock during the six-month period (or other period with respect to December 31, 1999) ending upon such date shall be accumulated dividends and shall remain accumulated dividends with respect to such share of Series B Convertible Preferred Stock until paid. Cash dividends paid upon any share of Series B Convertible Preferred Stock pursuant to this
Section 2(b) will be applied first to the payment of unpaid dividends that are accrued but not accumulated with respect to such share until all such accrued dividends have been paid in full, and second to the payment of unpaid dividends that have accumulated with respect to such share. Dividends on the Series B Convertible Preferred Stock shall be paid in full before any dividend shall be declared or paid on the Common Stock or any other equity security of GTC.

     (d) UNPAID DIVIDENDS PAYABLE IN COMMON STOCK. Upon conversion of the Series B Convertible Preferred Stock, GTC shall deliver to the holder of the shares of Series B Convertible Preferred Stock being converted all accumulated or accrued but unpaid dividends thereon through the date of conversion, provided that GTC, in its sole discretion, may elect to pay all or any portion of the accumulated or accrued and unpaid dividends (the "Converted Dividends") payable in respect of each share of Series B Convertible Preferred Stock by the delivery of shares of Common Stock having an aggregate fair market value equal to the amount of the Converted Dividends payable with respect to such share. For the purposes of this Section 2(d), fair market value as of any date shall mean the average of the closing prices per share on the Nasdaq National Market for the five (5) trading days prior to the date of conversion.

     (e) ADJUSTMENTS. In the event GTC shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of GTC other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of GTC which they would have received had their Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this
Section 2(e) as applied to such distributed securities.

     If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere herein), then and in each such event the holder of each share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

     (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. GTC shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, GTC will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (g) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of GTC, the holder or holders of the Series B Convertible Preferred Stock shall be entitled to receive per share, prior and in preference to any distribution of any of the assets or surplus funds of GTC to the holders of the Common Stock and any other class or series of capital stock that is junior to the Series B Convertible Preferred Stock, an amount in cash equal to
(i) one thousand dollars ($1,000.00) (the "Liquidation Value"), plus (ii) any dividends which have accumulated or accrued with respect thereto but have remained unpaid at such time.

     (h)  ADJUSTMENTS

          (i) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere herein) or a merger or consolidation of GTC with or into another corporation or other entity or the sale of all or substantially all of GTC's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of GTC or of the successor corporation or other entity resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series B Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 2 (including without limitation provisions for adjustment) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series B Convertible Preferred Stock.

          (ii) STOCK SPLITS, DIVIDENDS, ETC. If GTC at any time after the Pricing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. If GTC at any time after the Pricing Date combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (i) CONVERSION PRICE ADJUSTMENT FOR MATERIAL EVENT. In the event that a Material Event (as hereinafter defined) occurs after June 30, 1999 and prior to the Closing (as defined in the Purchase Agreement) and such Material Event has not been disclosed by a public announcement made by GTC or in a current or periodic report filed by GTC with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended

(hereinafter, a "Company SEC Report"), in each such case not fewer than three trading days prior to the Closing then, notwithstanding the provisions of paragraph 2(a) above, the Conversion Price shall be subject to adjustment as provided in this paragraph 2(i) (a "Price Adjustment Event"). For purposes of this paragraph 2, "Material Event" shall mean any event or occurrence which is reasonably likely to materially and adversely affect (1) the business, properties, results of operations or financial condition of GTC or (2) the ability of GTC to perform its obligations under this Agreement; provided, however that none of (x) the execution and delivery of the Purchase Agreement (including without limitation, any adverse affect, whether direct or indirect, of such transaction on the price per share at which the Common Stock is traded on the Nasdaq National Market), (y) the redemption or conversion into shares of Common Stock of all or any portion of the issued and outstanding shares of GTC's Series A Convertible Preferred Stock as contemplated by that certain Notice of Redemption to the Holders of Genzyme Transgenics Corporation Series A Convertible Preferred Stock issued by GTC on November 12, 1999 (including without limitation, any adverse affect, whether direct or indirect, of such transaction on the price per share at which the Common Stock is traded on the Nasdaq National Market) or (z) any other fact, circumstance, event or occurrence otherwise disclosed to Genzyme prior to the Pricing Date shall be deemed to constitute a Material Event. For purposes of this Agreement, the "Price Determination Period" shall mean the period of five (5) trading days during which the closing prices of the Common Stock are averaged to calculate the Pricing Date Fair Market Value. In the event that a Price Adjustment Event shall have occurred, then: (i) unless the Material Event has already been announced or disclosed, GTC shall promptly publicly announce or file a Company SEC Report disclosing such Material Event; and (ii) the Price Determination Period with respect to the calculation of the Pricing Date Fair Market Value and the Conversion Price shall be delayed and shall commence on the third trading day following the date of the public announcement or disclosure of such Material Event. GTC shall promptly notify each Holder in writing of the occurrence of any Price Adjustment Event and shall furnish each Holder with a certificate of the chief financial officer of GTC setting forth the adjusted conversion price and describing the method used to calculate such adjustment.

     (j) VOTING. The holders of Series B Convertible Preferred Stock shall not be entitled to vote or consent with respect to any matter brought before the stockholders of GTC for such vote or consent except to the extent otherwise required under the business corporation law of the Commonwealth of Massachusetts. Notwithstanding the foregoing, so long as any shares of Series B Convertible Preferred Stock are outstanding, GTC shall not, without first obtaining the approval of the holders of not less than sixty-six percent (66%) of the outstanding shares of Series B Convertible Preferred Stock: (a) alter or change the rights preferences or privileges of the Series B Convertible Preferred Stock; (b) alter or change the rights preferences or privileges of any capital stock of GTC so as to affect adversely the rights, preferences or privileges of the Series B Convertible Preferred Stock; (c) create or issue any class or series of capital stock which specifically, by its terms, ranks senior to or on parity with the Series B Convertible Preferred Stock in terms of dividends, liquidation preference, redemption or other rights and privileges; or
(d) effect any merger, consolidation or other business combination of GTC with or into any other person or any sale of all or substantially all of the assets of GTC.

         3.       REDEMPTION

     (a) OPTIONAL REDEMPTION. At the election of GTC, in its sole discretion, the Series B Convertible Preferred Stock may be redeemed, in whole or in part, at any time upon five (5) Business Days' written notice (such five Business Day period, the "Notice Period") delivered by GTC to each Holder. In connection with any such redemption, GTC shall pay to each Holder an amount per share ( the "Redemption Amount") to be redeemed equal to (i) the Liquidation Value as of such date plus (ii) any dividends which have accumulated or accrued with respect to such share as of the redemption date but remain unpaid at such time, such amount to be payable in cash.

     (b) MANDATORY REDEMPTION. Upon the written election (the "Redemption Election") of a majority in interest of the Holders delivered to GTC not more than thirty (30) days after the occurrence of any Triggering Event (as defined below), GTC shall redeem (at the sole discretion of the Holders) the outstanding Series B Convertible Preferred Stock as follows: (i) if the aggregate amount of gross proceeds from such Equity Sales exceeds $20,000,000 but is less than $25,000,000 as of the date of the Redemption Election (the "Redemption Election Date"), then GTC shall redeem up to $5,000,000 of outstanding Series B Convertible Preferred Stock for an amount equal to the Redemption Amount then in effect, (ii) if the aggregate amount of gross proceeds from such Equity Sales exceeds or equals $25,000,000 but is less than $30,000,000 as of the Redemption Election Date, then GTC shall redeem up to $7,000,000 of outstanding Series B Convertible Preferred Stock for an amount equal to the Redemption Amount then in effect, (iii) if the aggregate amount of gross proceeds from such Equity Sales exceeds or equals $30,000,000 but is less than $35,000,000 as of the Redemption Election Date, then GTC shall redeem up to $9,000,000 of outstanding Series B Convertible Preferred Stock for an amount equal to the Redemption Amount then in effect; and (iv) if the aggregate amount of gross proceeds from such Equity Sales exceeds or equals $35,000,000 as of the Redemption Election Date, then GTC shall redeem all of outstanding Series B Convertible Preferred Stock, or such portion thereof as the Holder may elect, for an amount equal to the Redemption Amount then in effect. For the purposes hereof, the term "Equity Sale" shall mean and include the sale or series of sales of equity securities by GTC for cash to any person which sale or sales occurs after November 12, 1999 other than any such issuance or sale (i) to Genzyme or any entity controlled by Genzyme or
(ii) pursuant to an employee benefit plan approved by the stockholders of GTC. "Triggering Event" shall mean and include the consummation of any of the transactions described in clauses (i) through (iv) above; provided, however, that no Triggering Event shall be deemed to have occurred as a result of Equity Sales which when aggregated with all other Equity Sales occurring after the date hereof yield gross proceeds to GTC in an amount equal to or less than $20,000,000. GTC shall promptly notify each Holder in writing of the occurrence of any Triggering Event.

          For all purposes under this Section 3(b), all Equity Sales, Triggering Events and the amount of Series B Convertible Preferred Stock which the Holder may elect to have redeemed, shall be determined on a cumulative basis. For example, assuming that (i) GTC has raised $20,000,001 pursuant to an Equity Sale, (ii) in connection therewith, the Holder has elected to require GTC to redeem $3 million of the up to $5 million of Series B Convertible

Preferred Stock which would then be eligible for redemption hereunder as a result of such Equity Sales and (iii) GTC subsequently consummates an Equity Sale yielding additional gross proceeds to GTC of $5 million, GTC would be deemed to have consummated Equity Sales of $25,000,001; and the Holder would be entitled to have GTC redeem an aggregate amount of $7 million of Series B Convertible Preferred Stock. Accordingly, in connection with the subsequent $5 million Equity Sale, the Holder would be entitled to elect that GTC redeem up to $4 million of Series B Convertible Preferred Stock ($7 million total less the $3 million previously redeemed).

     (c) CLOSING OF REDEMPTION. The closing of any redemption of shares of Series B Convertible Preferred Stock contemplated by Section 3(a) above shall occur on the first Business Day following the Notice Period. The closing of any redemption contemplated by Section 3(b) above shall occur on the date which is five (5) Business Days after the date on which the Company shall have received the Redemption Election. At the closing of any such redemption, each Holder shall surrender the Preferred Stock Certificate(s) representing the shares of Series B Convertible Preferred Stock to be redeemed (or satisfy the provisions of Section 6(c) below) accompanied by duly executed stock powers.

     (d) SPECIAL CIRCUMSTANCES. In connection with any proposed redemption of Series B Convertible Preferred Stock contemplated hereby, in the event that the aggregate Redemption Amount payable to the Holder(s) of Series B Convertible Preferred Stock exceeds the maximum amount (the "Redemption Maximum") which GTC is authorized to pay in connection with such transaction pursuant to that certain Credit Agreement, dated as of December 28, 1998, by and between GTC and Fleet National Bank, as the same may be amended, amended and restated, modified or refinanced from time to time, the Holder may elect in a writing delivered to GTC to convert the Excess Shares into that number of shares of Common Stock equal to the quotient of (x) the aggregate Redemption Amount otherwise payable in respect of the Excess Shares divided by (y) the average of the closing price per share reported on the Nasdaq National Market for Common Stock for the five
(5) consecutive trading days immediately preceding the date which is two Business Days prior to the closing date for such redemption. For the purposes hereof, "Excess Shares" shall mean that number of shares of Series B Convertible Preferred Stock equal to (i) the aggregate number of shares of Series B Convertible Preferred Stock issued and outstanding as of the date of redemption less (ii) the greatest number of shares of Series B Convertible Preferred Stock which would be redeemed upon the payment to the Holder(s) of an aggregate amount equal to the Redemption Maximum.

     4.   NO IMPAIRMENT

     GTC will not, by amendment of its Articles of Organization or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by GTC, but will at all times in good faith assist in the carrying out of all of the provisions of this Certificate of Designation.

     5.   RANK All shares of the Series B Convertible Preferred Stock shall rank
(i) prior to the Common Stock; (ii) prior to any class or series of capital stock of GTC hereafter created (unless, with the consent of the requisite Holders of the outstanding shares of Series B Convertible Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Convertible Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of GTC hereafter created (with the consent of the requisite Holders of the outstanding shares of Series B Convertible Preferred Stock) specifically ranking, by its terms, on parity with the Series B Convertible Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of GTC hereafter created (with the consent of the requisite Holders of the outstanding shares of Series B Convertible Preferred Stock) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of GTC, whether voluntary or involuntary.

     6.   MISCELLANEOUS

     (a) REDEMPTION DEFAULTS. In the event that GTC fails to pay any Holder the Redemption Amount with respect to any share of Series B Convertible Preferred Stock, as provided herein, in accordance with the terms of Section 3 above, then such Holder (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of (x) the sum of the dividend rate then in effect for the Series B Convertible Preferred Stock plus three percent (3%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Election until the date of redemption hereunder. In the event the Company is not able to redeem all of the shares of Series B Convertible Preferred Stock subject to Redemption Election, the Company shall redeem shares of Series B Convertible Preferred Stock from each Holder, pro rata, based on the ratio of the total number of shares of Series B Convertible Preferred Stock of such Holder included in the Redemption Election to the total number of shares of Convertible Preferred Stock in the Redemption Election. In the case of a redemption contemplated by Section 3 above, if the Company fails (a "Redemption Failure") to pay the Redemption Amount for each share for any reason on the date contemplated by Section 3(c) above and the Holder has complied with the delivery requirements set forth in Section 3(c), then (assuming there are sufficient authorized shares of Common Stock) in addition to all other available remedies, each Holder of Series B Convertible Preferred Stock shall have the right at any time, so long as the Redemption Failure continues, to convert, upon written notice, in lieu of the Redemption Amount, each outstanding share of Series B Convertible Preferred Stock held by such Holder, into the number of shares of Common Stock of the Company equal to the Redemption Amount, divided by the Conversion Price then in effect.

     (b) CAPITAL IMPAIRMENT. In the event that any section of the Massachusetts Corporation Law ("MCL"), would be violated by the redemption of any shares of Series B Convertible Preferred Stock that are otherwise subject to redemption pursuant to Section 3 above, the Company: (i) will redeem the greatest number of shares of Series B Convertible Preferred Stock possible without violation of the MCL; (ii) GTC thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Series B Convertible Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of the MCL; and (iii) from time to time thereafter as promptly as possible GTC shall redeem shares of Series B Convertible Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the MCL.

     (c) LOST OR STOLEN CERTIFICATES. Upon receipt by GTC of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate and (ii)(x) in the case of the loss, theft or destruction of any such Series B Preferred Stock Certificate, the execution and delivery by the holder of such shares of Series B Preferred Stock of an affidavit of loss and indemnification agreement in form and substance satisfactory to GTC and on such other terms and conditions as the Board of Directors of GTC may prescribe or (y) in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate, GTC shall execute and deliver one or more new Series B Preferred Stock Certificate of like tenor and date. GTC shall not be obligated to reissue any such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate if the holder thereof contemporaneously requests to convert such shares of Series B Preferred Stock.

                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, GTC has caused this Certificate of Designation to be duly executed this ___ day of November, 1999.

                                           GENZYME TRANSGENICS CORPORATION


                                           By:__________________________________
                                             Name:
                                             Title:


                                           By:__________________________________
                                           Name:
                                           Title

                                    EXHIBIT B

                           Filed herewith as Exhibit 8

                                    EXHIBIT C

                           Filed herewith as Exhibit 9

                                    EXHIBIT D

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) UPON FIRST FURNISHING TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER IS NOT IN VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE ACT OR ANY STATE SECURITIES LAW.

                         GENZYME TRANSGENICS CORPORATION

                        WARRANT TO PURCHASE COMMON STOCK

     This certifies that, for value received, GENZYME CORPORATION ("GENZYME") is entitled to subscribe for and purchase up to 55,833 shares (as initially established by Section 1(b) and subject to adjustment from time to time pursuant to the provisions of Section 5 hereof) of fully paid and nonassessable Common Stock of GENZYME TRANSGENICS CORPORATION, a Massachusetts corporation (the "COMPANY"), at the Warrant Price (as defined in Section 2 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth. The shares of Common Stock issuable upon exercise or conversion of this Warrant are referred to herein as "WARRANT SHARES."

     As used herein, the term "COMMON STOCK" shall mean the Company's presently authorized Common Stock, $0.01 par value per share, and any stock into or for which such Common Stock may hereafter be converted or exchanged.

     This Warrant to purchase Common Stock (this "WARRANT") is issued in consideration for that certain Stock Purchase Agreement dated as of November __, 1999, (the "STOCK PURCHASE AGREEMENT") between Genzyme and the Company.

     1.   TERM OF WARRANT.

          (a) TERM. Subject to the vesting schedule set forth in the following paragraph, the purchase or conversion right represented by this Warrant may be exercised, in whole or in part, at any time during the period beginning on the date hereof (the "ISSUE DATE") and ending on July __, 2010 (the "EXPIRATION DATE").

          (b) NUMBER OF WARRANT SHARES. The number of Warrant Shares issued to Genzyme on the Issue Date shall be equal to (i) 55,833 multiplied by (ii) a fraction, the numerator of which is equal to the number of shares of Series B Convertible Preferred Stock (as defined in the Stock Purchase Agreement) issued to, outstanding and held by Genzyme on the Issue Date and the denominator of which is 12,500.

          (c) EXERCISABILITY. This Warrant shall be exercisable at any time following the Issue Date.

     2. WARRANT PRICE. The initial exercise price of this Warrant shall be the lower of (i) $6.30 and (ii) the average of the closing price per share reported on the Nasdaq National Market for Common Stock for the five (5) consecutive trading days immediately preceding the Issue Date, subject to adjustment from time to time pursuant to the provisions of Section 5 hereof (the "Warrant Price").

     3.   METHOD OF EXERCISE OR CONVERSION; PAYMENT; ISSUANCE OF NEW WARRANT.

          (a) EXERCISE. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as EXHIBIT 1 duly executed) at the principal office of the Company and by the payment to the Company, by check or wire transfer, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. The Company agrees that the shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. In the event of any exercise of this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof within 15 days thereafter and, unless this Warrant has been fully exercised or expired, a new warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof within such 15-day period.

          (b)  CONVERSION. Pursuant to the following formula and subject to
Section 1 hereof, the holder has a right to convert its purchase rights under this Warrant (the "CONVERSION RIGHT"), in whole or in part, into a number of shares of Common Stock of the Company by surrendering this Warrant (with the notice of exercise form attached hereto as EXHIBIT 1 duly executed) at the principal office of the Company, specifying the number of shares of Common Stock of the Company subject to this Warrant which the holder desires to convert.

                                  X = Y (A - B)
                                      ---------
                                         A

     where     X =  the number of shares of Common Stock to be issued to the holder;

               Y =  the number of shares of Common Stock subject to this Warrant for which the Conversion Right is being exercised;

               A =  the fair market value of one share of Common Stock; and

               B =  the Warrant Price

     As used herein, the fair market value of a share of Common Stock shall mean, with respect to each share of Common Stock, the closing price per share of the Company's Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if not then listed or admitted to trading on any such exchange, on The Nasdaq National Market, or if not then listed or traded on any such exchange or market, the bid price per share on the Nasdaq Small-Cap Market or, in the sole discretion of the Board of Directors of the Company, any other over-the-counter market, including the OTC Bulletin Board, which reports bid and asked or last sale prices and volume of sales, averaged over the five (5) consecutive trading days prior to the business day on which notice of exercise duly executed and this Warrant are duly delivered to the Company. If at any time such quotations are not available, the current fair market value of a share of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company. The Company agrees that the shares so converted shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered as aforesaid. In the event of any conversion of this Warrant, certificates for the shares of stock so converted shall be delivered to the holder hereof within 15 days thereafter and, unless this Warrant has been fully converted or expired, a new Warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been converted shall also be issued to the holder hereof within such 15-day period.

     4. STOCK FULLY PAID; RESERVATION OF SHARES. All Common Stock which may be issued upon the exercise or conversion of this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise or conversion of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the complete exercise of the rights represented by this Warrant.

     5.   ADJUSTMENTS.

          (a) STOCK DIVIDENDS AND STOCK SPLITS. If, at any time after the date hereof and before the Expiration Date, (i) the Company shall fix a record date for the issuance of any stock dividend payable in shares of Common Stock or (ii) the number of shares of Common Stock outstanding shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or immediately after the effective date of such subdivision or split-up, as the case may be, the number of shares of Common Stock to be delivered upon exercise of this

Warrant will be appropriately increased so that the holder thereafter will be entitled to receive the number of shares of Common Stock that the holder would have owned immediately following such action had this Warrant been fully exercised immediately prior thereto, and the Warrant Price will be appropriately adjusted.

          (b) COMBINATION OF STOCK. If, at any time after the date hereof and before the Expiration Date, the number of shares of Common Stock outstanding shall have been decreased by a reverse stock split or other combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the number of shares of Common Stock to be delivered upon exercise of this Warrant will be appropriately decreased so that the holder thereafter will be entitled to receive the number of shares of Common Stock that the holder would have owned immediately following such action had such Warrant been fully exercised immediately prior thereto, and the Warrant Price will be appropriately adjusted.

          (c) REORGANIZATION, ETC. If any capital reorganization of the Company, or any reclassification of the Common Stock, or any consolidation of the Company with or merger of the Company with or into any other person or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person (including any individual, partnership, joint venture, corporation, trust or group thereof) shall be effected in such a way that, following consummation of such transaction, the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, upon exercise or conversion of this Warrant in accordance with Section 3 hereof, the holder shall have the right to receive the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of shares of Common Stock that the holder would have been entitled to receive upon exercise or conversion of this Warrant pursuant to Section 3 hereof had such Warrant been exercised or converted immediately before such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.

          (d) RIGHTS OFFERING. If the Company, at any time after the date hereof and before the Expiration Date, shall issue or sell or fix a record date for the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) that, together with the value of any consideration paid for any such rights, options, warrants or convertible or exchangeable securities (as determined in good faith by the Board of Directors of the Company) is less than the fair market value of a share of Common Stock as of the date of such issuance or sale or on such record date: then, immediately after the date of such issuance or sale or on such record date, the holder shall have the right to receive, upon the same terms as the holders of Common Stock, the kind and amount of rights, options, warrants or convertible or exchangeable securities receivable in such offering by a holder of the number of shares of Common Stock that the holder would have been entitled to receive upon exercise or conversion of this Warrant pursuant to Section 1 hereof had such Warrant been exercised or converted immediately before such issuance or the record date for such instance.

          (e) SPECIAL DIVIDEND. If (other than in dissolution or liquidation) securities of the Company (other than shares of Common Stock or securities issued pursuant to a shareholder rights or similar plan) or assets (other than cash dividends) are issued by way of a dividend on outstanding shares of Common Stock, then the Warrant Price shall be adjusted so that it shall equal the price determined by multiplying the Warrant Price in effect immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such dividend by a fraction, the numerator of which shall be the last sale price of the Common Stock on such record date less the then fair market value as determined by the Board of Directors of the Company, whose determination shall be conclusive, of the portion of the securities or assets distributed applicable to one share of Common Stock, and the denominator of which shall be such last sale price. Such adjustment shall become effective immediately prior to the opening of business on the day following such record date.

          (f) LIMITATIONS. Anything in this Section 5 to the contrary notwithstanding, no adjustment in the Warrant Price in accordance with the provisions of 5(a), 5(b), 5(c), 5(d) or 5(e), hereof need be made if such adjustment would amount to a change in such Warrant Price of less than $0.01; provided, however, that the amount by which any adjustment is not made by reason of the provisions of this Section 5(f) shall be carried forward and taken into account at the time of any subsequent adjustment in the Warrant Price.

          (g) READJUSTMENTS. If an adjustment is made under Sections 5(a), 5(b), 5(c), 5(d) or 5(e), and the event to which the adjustment relates does not occur or is rescinded, then any adjustments in the Warrant Price or the number of Warrant Shares that were made in accordance with such sections shall be adjusted back to the Warrant Price and the number of Warrant Shares that were in effect immediately prior to the date of or record date for such event.

          (h) NOTICE OF ADJUSTMENT UNDER THIS WARRANT. Upon any adjustment of the Warrant Price or the number of Warrant Shares, then, and in each such case, the Company shall give written notice thereof, in the form of an officer's certificate, to the holder hereof which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant Shares at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. However, failure to give such notice, or any defect therein, shall not affect the legality or validity of the subject adjustments.

          (i) CERTIFICATE OF INDEPENDENT PUBLIC ACCOUNTANTS. The Company may retain a firm of independent public accountants of recognized national standing (who may be any such firm regularly employed by the Company) to make any computation required under this Section 5, and a certificate signed by such firm shall be conclusive evidence of the correctness of the computation made under this Section 5.

     6. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the fair market value of a share of Common Stock as of the date of exercise.

     7.   COMPLIANCE WITH THE ACT; REGISTRATION RIGHTS.

          (a) COMPLIANCE WITH THE ACT. The holder of this Warrant, by acceptance hereof, agrees that this Warrant and the shares of Common Stock to be issued upon exercise hereof are being acquired for investment for such holder's own account and not with a view toward distribution hereof or thereof, and that it will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock to be issued upon exercise hereof unless this Warrant has been registered under the Act and applicable state securities laws or (i) such registration is not required and (ii) an opinion of counsel satisfactory to the Company is furnished to the Company to that effect.

          (b) REGISTRATION RIGHTS. The holder shall be entitled, with respect to the shares of Common Stock issuable upon the exercise or conversion hereof, to the same registration rights as are applicable to the shares of Common Stock already held by Genzyme, which registration rights are set forth in Section 8 of the Series A Convertible Preferred Stock Purchase Agreement dated May 1, 1993 between the Company and Genzyme.

     8.   TRANSFER AND EXCHANGE OF WARRANT.

          (a) TRANSFER. This Warrant may be transferred or succeeded to by any person; provided, however, that the Company is given written notice by such transferee at the time of such transfer, stating the name and address of the transferee and identifying the securities with respect to which the rights hereunder are being assigned.

          (b) EXCHANGE. Subject to compliance with the terms hereof, this Warrant and all rights hereunder are transferable, in whole or in part, at the office of the Company by the holder hereof, in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable; provided that the last holder of this Warrant as registered on the books of the Company may be treated by the Company and all persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant or to transfer hereof on the books of the Company, any notice to the contrary notwithstanding, unless and until such holder seeks to transfer registered ownership of this Warrant on the books of the Company and such transfer is effected.

     9.   MISCELLANEOUS.

          (a) NO RIGHTS AS SHAREHOLDER. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised or converted and the shares purchasable upon the exercise or conversion hereof shall have become deliverable, as provided herein.

          (b) REPLACEMENT. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement, or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

          (c) NOTICE. Any notice given to either party under this Warrant shall be in writing, and any notice hereunder shall be deemed to have been given upon the earlier of (i) delivery thereof by hand delivery, by courier, or by standard form of telecommunication, and (ii) three (3) business days after the mailing thereof if sent registered mail with postage prepaid, addressed to the Company at its principal executive offices and to the holder at its address set forth in the Company's books and records or at such other address as the holder may have provided to the Company in writing.

          (d) NO IMPAIRMENT. The Company will not, by amendment of its Restated Articles of Organization of through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions in the Warrant.

          (e) GOVERNING LAW. This Warrant shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

                            (Signature page follows)

     IN WITNESS WHEREOF, this Warrant is executed as of this ____ day of July, 2000.

                                        GENZYME TRANSGENICS CORPORATION


                                        By:_____________________________________
                                           Name:  John B. Green
                                           Title: Vice President and Chief
                                                  Financial Officer

                                                                       EXHIBIT 1

                               NOTICE OF EXERCISE

TO:  GENZYME TRANSGENICS CORPORATION

     1.   Check Box that Applies:

     [ ] The undersigned hereby elects to purchase ______ shares of Common Stock of GENZYME TRANSGENICS CORPORATION pursuant to the terms of the attached Warrant, and tenders herewith cash payment of the purchase price of such shares in full.

     [ ] The undersigned hereby elects to convert ______ shares subject to the attached Warrant into shares of Common Stock of GENZYME TRANSGENICS CORPORATION pursuant to the terms of the attached Warrant.

     2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                       __________________________________
                                     (Name)


                       __________________________________

                       __________________________________
                                    (Address)


                       __________________________________
                                    Signature